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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                        CONSENT OF INDEPENDENT AUDITORS

We refer to amendment no. 1 to the registration statement on Form S-4 ("Amendment No. 1") filed by IMAX Corporation (the "Company") under the Securities Act of 1933, as amended.

We hereby consent to the incorporation by reference in Amendment No. 1 of our report dated February 27, 2004 with respect to the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and the consolidated statements of operations, cash flows and shareholders' equity (deficit) for each year in the three-year period ended December 31, 2003 prepared in accordance with generally accepted accounting principles in the United States of America. We also consent to the reference to us under the heading "Experts" in such Amendment No. 1.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Chartered Accountants
May 6, 2004